Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2020

Company to Host Quarterly Conference Call at 5:00 P.M. ET on February 24, 2021
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - February 24, 2021: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2020.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
Gross premiums written	$316,210	$294,763	7.3%	$1,456,863	$1,380,268	5.5%
Gross premiums earned	$364,231	$347,005	5.0%	$1,406,980	$1,333,526	5.5%
Net premiums earned	$199,844	$188,354	6.1%	$765,663	$752,400	1.8%
Total revenues	$241,222	$210,421	14.6%	$846,656	$825,116	2.6%
Loss before income tax	$(45,228)	$(5,260)	NM	$(132,103)	$(32,606)	NM
Loss attributable to UIHC	$(33,933)	$(8,158)	NM	$(96,454)	$(29,872)	NM
Net loss available to UIHC common stockholders per diluted share	$(0.79)	$(0.19)	NM	$(2.25)	$(0.70)	NM

Reconciliation of net loss to core loss:
Plus: Non-cash amortization of intangible assets	$1,043	$1,326	(21.3)%	$4,267	$5,355	(20.3)%
Less: Net realized gains on investment portfolio	$41,732	$1,042	NM	$66,691	$1,228	NM
Less: Unrealized gains on equity securities	$(10,106)	$9,242	NM	$(27,562)	$24,761	NM
Less: Net tax impact (1)	$(6,422)	$(1,881)	NM	$(7,321)	$(4,333)	(69.0)%
Core loss (2)	$(58,094)	$(15,235)	NM	$(123,995)	$(46,173)	NM
Core loss per diluted share (2)	$(1.35)	$(0.36)	NM	$(2.89)	$(1.08)	NM

Reconciliation of core loss to core income (loss) excluding named windstorms
Plus: Named windstorm incurred losses	$77,711	$875	NM	$208,157	$32,170	NM
Less: Net tax impact (1)	$16,319	$184	NM	$43,713	$6,756	NM
Core income (loss) excluding named windstorms (2)	$3,298	$(14,544)	NM	$40,449	$(20,759)	NM
Core income (loss) excluding named windstorms per diluted share (2)	$0.08	$(0.34)	NM	$0.94	$(0.49)	NM

Book value per share				$9.19	$11.69	(21.4)%
NM = Not Meaningful
(1) In order to reconcile net loss to the core loss measures, we included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core loss and core income (loss) excluding named windstorms, measures that are not based on GAAP and core loss per diluted share and core income (loss) excluding named windstorms per diluted share, also measures that are not based on GAAP, are reconciled above to net loss and net loss per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

"UIHC’s fourth quarter and full fiscal year 2020 results continued to demonstrate an improving Core Income excluding named windstorms, being the fourth quarter in a row of year-over-year improvement and a 2020 fiscal year improvement of over $60 million," said Dan Peed, CEO of UPC Insurance.

"Unfortunately, being a catastrophe focused insurer, the unprecedented number of catastrophe events caused over $78 million of named windstorm net catastrophe losses in the fourth quarter, and over $208 million for fiscal year 2020.
However, given the accelerating hardening of the Florida personal lines market and our strong reinsurance partners, we are well positioned to continue expanding our underlying margin while also significantly cutting our net catastrophe occurrence and aggregate retentions. Although 2021 will be a transition year, the combination of an expanding underlying profit and a reduced aggregate catastrophe retention positions the business well for a more consistent growth in Core Income."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss attributable to UIHC	$(33,933)	$(8,158)	$(96,454)	$(29,872)
Return on equity based on GAAP net loss attributable to UIHC (1)	(28.4)%	(6.2)%	(20.2)%	(5.6)%

Core loss	$(58,094)	$(15,235)	$(123,995)	$(46,173)
Core return on equity (1)(2)	(48.7)%	(11.5)%	(26.0)%	(8.7)%
(1) Return on equity for the three months and year ended December 31, 2020 and 2019 is calculated on an annualized basis by dividing the net loss or core net loss for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core loss, which is reconciled on the first page of this press release to net loss, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2020	2019	Change		2020	2019	Change
Loss ratio, net(1)	92.6%	69.3%	23.3	pts	79.4%	66.4%	13.0	pts
Expense ratio, net(2)	49.5%	44.0%	5.5	pts	47.1%	46.3%	0.8	pts
Combined ratio (CR)(3)	142.1%	113.3%	28.8	pts	126.5%	112.7%	13.8	pts
Effect of current year catastrophe losses on CR	53.9%	10.2%	43.7	pts	38.5%	12.9%	25.6	pts
Effect of prior year unfavorable (favorable) development on CR	(0.3)%	—%	(0.3)	pts	(0.9)%	4.4%	(5.3)	pts
Underlying combined ratio(4)	88.5%	103.1%	(14.6)	pts	88.9%	95.4%	(6.5)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Impact of Coronavirus (COVID-19), Financial Status and Outlook

The COVID-19 pandemic has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans and restrictions, self-imposed quarantine periods, state and local shelter-in-place orders, business and government shutdowns and social distancing, have caused and continue to cause material disruption to businesses and economies globally. In addition, global equity markets have experienced and continue to experience significant volatility and weakness.

The Company is committed to maintaining a stable and secure business for its employees, agents, customers and stockholders. During the second half of 2020, the Company was able to resume hiring activities, despite the limits on in-person interviews and on-boarding procedures resulting from COVID-related protocols. In addition, the Company has converted to virtual sales processes to enable its agents to continue their activities. The Company believes these activities, collectively, help ensure the health and safety of employees through adherence to CDC, state and local government work guidelines.

The Company has not experienced a material impact from COVID-19 on its business operations, financial position, liquidity or its ability to service its policyholders to date, with the exceptions of fluctuations in its investment portfolios due to volatility of the equity securities markets. The Company reduced the size of the equity securities portfolio during the second half of 2020, which has reduced the impact of fluctuations in the markets on its financial condition. The COVID-19 pandemic and resulting global disruptions did not have a material impact on the Company's access to credit and capital markets needed to maintain sufficient liquidity for its continued operating needs during the year ended December 31, 2020.

The scope, severity and longevity of any business shutdowns and economic disruptions as a result of the COVID-19 outbreak are highly uncertain and cannot be predicted at this time, as new information may continue to emerge concerning the actions governments may take to contain or mitigate the spread of the virus or address its impact on individuals, businesses and the economy. The Company did not incur material claims or significant disruptions to its business for the year ended December 31, 2020 as a result of COVID-19. At this time, it is not possible to reasonably estimate the extent of the impact of the economic uncertainties on its business, results of operations and financial condition in future periods, due to uncertainty regarding the duration of the COVID-19 pandemic, but the Company will continue to respond to the COVID-19 pandemic and take reasonable measures to make sure customers continue to be served without interruption.

Quarterly Financial Results
Net loss attributable to the Company for the fourth quarter of 2020 was $33.9 million, or $0.79 per diluted share, compared to $8.2 million, or $0.19 per diluted share, for the fourth quarter of 2019. The increase in net loss was primarily due to an increase in the Company's loss and loss adjustment expenses (LAE) during the fourth quarter of 2020, offset by the Company's increase in net realized investment gain and net unrealized loss on equity securities.

The Company's total gross written premium increased by $21.4 million, or 7.3%, to $316.2 million for the fourth quarter of 2020, from $294.8 million for the fourth quarter of 2019. This increase was driven by rate increases in multiple states across all regions and organic policy growth in new and renewal business generated in the Gulf and Southeast regions, primarily offset by a decrease in assumed premiums due to the termination of a contract which includes commercial property business assumed from unaffiliated insurers. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

Exhibit 99.1

($ in thousands)	Three Months Ended December 31,
	2020	2019	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$181,115	$161,587	$19,528	12.1%
Gulf	57,461	51,566	5,895	11.4
Northeast	43,699	46,270	(2,571)	(5.6)
Southeast	27,587	26,827	760	2.8
Total direct written premium by region	309,862	286,250	23,612	8.2
Assumed premium (2)	6,348	8,513	(2,165)	(25.4)
Total gross written premium by region	$316,210	$294,763	$21,447	7.3%

Gross Written Premium by Line of Business
Personal property	$228,940	$217,380	$11,560	5.3%
Commercial property	87,270	77,383	9,887	12.8
Total gross written premium by line of business	$316,210	$294,763	$21,447	7.3%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2020 and 2019 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $54.5 million, or 41.7%, to $185.1 million for the fourth quarter of 2020, from $130.6 million for the fourth quarter of 2019. Loss and LAE expense as a percentage of net earned premiums increased 23.3 points to 92.6% for the fourth quarter of 2020, compared to 69.3% for the fourth quarter of 2019.

During the fourth quarter of 2020, there was a higher frequency of catastrophe events when compared to prior years. Excluding the impact of catastrophe losses from the current year and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2020 would have been 21.5%, a decrease of 10.6 points from 32.1% during the fourth quarter of 2019, representing an improvement in current year non-catastrophe loss and LAE expenses.

Policy acquisition costs increased by $6.2 million, or 10.4%, to $65.8 million for the fourth quarter of 2020, from $59.6 million for the fourth quarter of 2019 primarily due to an increase in managing general agent commissions related to commercial premiums, as well as an increase in agent commissions, which were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating and underwriting expenses increased by $4.0 million, or 37.4%, to $14.7 million for the fourth quarter of 2020, from $10.7 million for the fourth quarter of 2019, primarily due to increased investments in technology.

General and administrative expenses increased by $5.9 million, or 47.2%, to $18.4 million for the fourth quarter of 2020, from $12.5 million for the fourth quarter of 2019, primarily due to increased salary costs related to an increase in employee headcount as well as an increase in non-recurring consulting related expenses.

Year to Date Financial Results
Net loss attributable to the Company for the year ended December 31, 2020 was $96.5 million, or $2.25 per diluted share, compared to net loss of $29.9 million, or $0.70 per diluted share, for the year ended December 31, 2019. The increase in net losses was primarily due to an increase in losses and LAE during 2020, offset by the Company's increase in net realized investment gain and net unrealized loss on equity securities.

The Company's total gross written premium increased by $76.6 million, or 5.5%, to $1.5 billion for the year ended December 31, 2020 from $1.4 billion for the year ended December 31, 2019, primarily reflecting the impact of rate increases in multiple states across all regions, as well as organic growth in new and renewal business generated in the Gulf and Southeast regions. These increases were partially offset by a decrease in assumed premiums due to

Exhibit 99.1
the termination of a contract which includes commercial property business assumed from unaffiliated insurers. The breakdown of the year-over-year changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Year ended Ended December 31,
	2020	2019	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$829,777	$737,615	$92,162	12.5%
Gulf	258,064	225,636	32,428	14.4
Northeast	197,556	199,504	(1,948)	(1.0)
Southeast	126,161	115,886	10,275	8.9
Total direct written premium by region	1,411,558	1,278,641	132,917	10.4%
Assumed premium (2)	45,305	101,627	(56,322)	(55.4)
Total gross written premium by region	$1,456,863	$1,380,268	$76,595	5.5%

Gross Written Premium by Line of Business
Personal property	$1,063,599	$973,354	$90,245	9.3%
Commercial property	393,264	406,914	(13,650)	(3.4)
Total gross written premium by line of business	$1,456,863	$1,380,268	$76,595	5.5%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2020 and 2019 included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $108.8 million, or 21.8%, to $608.3 million for the year ended December 31, 2020, from $499.5 million for the year ended December 31, 2019. Loss and LAE expense as a percentage of net earned premiums increased 13.0 points to 79.4% for the year ended December 31, 2020, compared to 66.4% for the year ended December 31, 2019.

During the year ended December 2020, there was a higher frequency of catastrophe events when compared to prior years. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year would have been 22.8%, a decrease of 4.9 points from 27.7% during the year ended December 31, 2019, representing an improvement in current year non-catastrophe loss and LAE expenses.

Policy acquisition costs decreased by $2.3 million, or 1.0%, to $236.0 million for the year ended December 31, 2020, from $238.3 million for the year ended December 31, 2019. The primary driver of the decrease in costs was a decrease in assumed ceding commission expense, as a result of the decline in the Company's assumed line of business during 2020 which was offset in part by an increase in managing general agent commissions related to commercial premiums.

Operating and underwriting expenses increased by $8.6 million, or 19.3%, to $52.9 million for the year ended December 31, 2020, from $44.3 million for the year ended December 31, 2019, primarily due to increased expenses related to the Company's investment in technology.

General and administrative expenses increased by $6.1 million, or 9.2%, to $72.1 million for the year ended December 31, 2020, from $66.0 million for the year ended December 31, 2019, primarily due to increased salary and benefit related costs from an increase in employee headcount and an increase in professional services expenses from costs incurred to plan construction of a new headquarters building, which was subsequently discontinued.

Exhibit 99.1
Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2020	2019	Change		2020	2019	Change
Loss and LAE	$185,134	$130,569	$54,565		$608,316	$499,493	$108,823
% of Gross earned premiums	50.8%	37.6%	13.2	pts	43.2%	37.5%	5.7	pts
% of Net earned premiums	92.6%	69.3%	23.3	pts	79.4%	66.4%	13.0	pts
Less:
Current year catastrophe losses	$107,618	$19,248	$88,370		$294,537	$96,875	$197,662
Prior year reserve unfavorable (favorable) development	(621)	(82)	(539)		(6,786)	33,134	(39,920)
Underlying loss and LAE (1)	$78,137	$111,403	$(33,266)		$320,565	$369,484	$(48,919)
% of Gross earned premiums	21.5%	32.1%	(10.6)	pts	22.8%	27.7%	(4.9)	pts
% of Net earned premiums	39.1%	59.1%	(20.0)	pts	41.8%	49.1%	(7.3)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2020	2019	Change		2020	2019	Change
Policy acquisition costs	$65,819	$59,551	$6,268		$236,002	$238,268	$(2,266)
Operating and underwriting	14,712	10,733	3,979		52,876	44,310	8,566
General and administrative	18,411	12,501	5,910		72,057	65,989	6,068
Total Operating Expenses	$98,942	$82,785	$16,157		$360,935	$348,567	$12,368
% of Gross earned premiums	27.2%	23.9%	3.3	pts	25.7%	26.1%	(0.4)	pts
% of Net earned premiums	49.5%	44.0%	5.5	pts	47.1%	46.3%	0.8	pts

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the fourth quarter of 2020 and 2019 were as follows:

	2020	2019
Non-at-Risk	(3.0)%	(3.0)%
Quota Share	(13.6)%	(12.3)%
All Other	(28.5)%	(30.4)%
Total Ceding Ratio	(45.1)%	(45.7)%

The decrease in this ratio was driven by a 5.0% increase in gross premiums earned in the fourth quarter of 2020 compared to 2019. As a result, our ceding ratio decreased, despite increased costs associated with our 2020-2021 catastrophe excess of loss contract compared to our 2019-2020 catastrophe excess of loss contract. This decrease was partially offset by an increase in costs related to the quota share agreement due to increased gross premium written by the participating insurance subsidiaries in 2020.

Exhibit 99.1
Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings remained constant at $1.3 billion at each of December 31, 2020 and December 31, 2019. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 94.5% of total investments at December 31, 2020, compared to 87.5% at December 31, 2019. At December 31, 2020, our fixed maturity investments had a modified duration of 4.1 years, compared to 3.4 years at December 31, 2019.

During 2020, the Company decreased the equity portfolio from 11.5% of total investments at December 31, 2019 to 0.7% of total investments at December 31, 2020. The Company realized gains of $34.7 million as a result of these disposals. The Company disposed of such equity securities in order to mitigate potential surplus declines from market volatility for each of our insurance subsidiaries.

Book Value Analysis

Book value per common share decreased 21.4% from $11.69 at December 31, 2019, to $9.19 at December 31, 2020. Underlying book value per common share decreased 21.6% from $11.43 at December 31, 2019 to $8.96 at December 31, 2020. A decrease in the Company's retained earnings as the result of a net loss in 2020 drove the decrease in our book value per share. As shown in the table below, removing the effect of AOCI further decreases the Company's book value per common share, as the Company experienced favorable market conditions for the year ended December 31, 2020.

($ in thousands, except for share and per share data)	December 31, 2020	December 31, 2019

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$395,753	$503,138
Denominator:
Total Shares Outstanding	43,075,877	43,028,074
Book Value Per Common Share	$9.19	$11.69

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$395,753	$503,138
Less: Accumulated other comprehensive income	9,693	11,319
Stockholders' Equity, excluding AOCI	$386,060	$491,819
Denominator:
Total Shares Outstanding	43,075,877	43,028,074
Underlying Book Value Per Common Share(1)	$8.96	$11.43
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UPC Insurance's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of

Exhibit 99.1
tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core income (loss) excluding the effects of named windstorms, net of tax (core income (loss) excluding named windstorms) is a non-GAAP measure that is computed by adding current accident year net incurred losses and loss adjustment expenses resulting from named and numbered storms, net of tax, to core income (loss). Named windstorm expenses are related to losses that arise when hurricanes and tropical storms make landfall in our geographic regions of coverage. These storms cause loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can significantly impact net and core income (loss). The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income. The core income excluding named windstorms measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share,

Exhibit 99.1
excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Conference Call Details

Date and Time:    February 24, 2021 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
    (International): 201-493-6724

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1429141&tp_key=612a4ddbc5

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Exhibit 99.1
Consolidated Statements of Comprehensive loss
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
REVENUE:
Gross premiums written	$316,210	$294,763	$1,456,863	$1,380,268
Change in gross unearned premiums	48,021	52,242	(49,883)	(46,742)
Gross premiums earned	364,231	347,005	1,406,980	1,333,526
Ceded premiums earned	(164,387)	(158,651)	(641,317)	(581,126)
Net premiums earned	199,844	188,354	765,663	752,400
Net investment income	5,291	7,477	24,125	30,145
Net realized investment gains	41,732	1,042	66,691	1,228
Net unrealized gains (losses) on equity securities	(10,106)	9,242	(27,562)	24,761
Other revenue	4,461	4,306	17,739	16,582
Total revenues	$241,222	$210,421	$846,656	$825,116
EXPENSES:
Losses and loss adjustment expenses	185,134	130,569	608,316	499,493
Policy acquisition costs	65,819	59,551	236,002	238,268
Operating expenses	14,712	10,733	52,876	44,310
General and administrative expenses	18,411	12,501	72,057	65,989
Interest expense	2,388	2,402	9,582	9,781
Total expenses	286,464	215,756	978,833	857,841
Loss before other income	(45,242)	(5,335)	(132,177)	(32,725)
Other income	14	75	74	119
Loss before income taxes	(45,228)	(5,260)	(132,103)	(32,606)
Expense (benefit) for income taxes	(11,672)	2,791	(36,605)	(3,121)
Net Loss	$(33,556)	$(8,051)	$(95,498)	$(29,485)
Less: Net income attributable to noncontrolling interests	377	107	956	387
Net loss attributable to UIHC	$(33,933)	$(8,158)	$(96,454)	$(29,872)
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	12,620	(2,195)	64,726	28,366
Reclassification adjustment for net realized investment gains	(41,732)	(1,042)	(66,691)	(1,228)
Income tax benefit (expense) related to items of other comprehensive income	7,084	786	502	(6,588)
Total comprehensive loss	$(55,584)	$(10,502)	$(96,961)	$(8,935)
Less: Comprehensive income attributable to noncontrolling interests	388	51	1,119	588
Comprehensive loss attributable to UIHC	$(55,972)	$(10,553)	$(98,080)	$(9,523)

Weighted average shares outstanding
Basic	42,896,339	42,801,148	42,864,166	42,763,423
Diluted	42,896,339	42,801,148	42,864,166	42,763,423

Earnings available to UIHC common stockholders per share
Basic	$(0.79)	$(0.19)	$(2.25)	$(0.70)
Diluted	$(0.79)	$(0.19)	$(2.25)	$(0.70)

Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2020	December 31, 2019
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$940,011	$884,861
Equity securities	7,445	116,610
Other investments	47,595	10,252
Total investments	$995,051	$1,011,723
Cash and cash equivalents	239,420	215,469
Restricted cash	62,078	71,588
Accrued investment income	4,680	5,901
Property and equipment, net	34,187	32,728
Premiums receivable, net	87,339	86,568
Reinsurance recoverable on paid and unpaid losses	821,156	550,136
Ceded unearned premiums	384,588	270,034
Goodwill	73,045	73,045
Deferred policy acquisition costs	74,414	104,572
Intangible assets, net	21,930	26,079
Other assets	51,053	19,375
Total Assets	$2,848,941	$2,467,218
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,089,966	$760,357
Unearned premiums	723,938	674,055
Reinsurance payable on premiums	241,636	166,131
Payments outstanding	77,912	57,555
Accounts payable and accrued expenses	91,173	78,592
Operating lease liability	2,311	324
Other liabilities	46,365	47,407
Notes payable, net	158,041	158,932
Total Liabilities	$2,431,342	$1,943,353
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,250,731 and 43,056,310 issued, respectively; 43,075,877 and 43,028,074 outstanding, respectively	4	4
Additional paid-in capital	393,122	391,852
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	9,693	11,319
Retained earnings	(6,635)	100,394
Total stockholders' equity attributable to UIHC stockholders	$395,753	$503,138
Noncontrolling interests	21,846	20,727
Total Stockholders' Equity	$417,599	$523,865
Total Liabilities and Stockholders' Equity	$2,848,941	$2,467,218